                                                                    EXHIBIT 99.1

                                                                     [PBIZ LOGO]

Contact: Michael Berman
         Private Business, Inc.
         615-565-7379


              ARTHUR J. KIMICATA NAMED CHIEF SALES OFFICER OF PBIZ

NASHVILLE, TENNESSEE (AUGUST 20, 2004) -- Henry M. Baroco, Chief Executive Officer of Private Business Inc. (NASDAQ:PBIZ), a leading provider of financial transaction processing solutions for community banks and retail inventory management solutions for small businesses, today announced the appointment of Arthur J. Kimicata as Chief Sales Officer. Kimicata, age 50, will be responsible for new business development and sales functions.

Commenting on the announcement, Baroco said, "Art brings to PBiz an extensive financial sales and marketing background, and we are pleased and fortunate to have him join our management team. We look forward to his contributions and counsel as we work to expand our business and capitalize on new opportunities for growth."

Kimicata most recently served as president of Optimus Financial Services LLC
(OFS), the captive financial services company of Optimus Solutions LLC, a technology solutions provider of IBM, Sun, HP and Cisco products and services. During his tenure with OFS, he led the repositioning and growth of the company, integrated new company product offerings, and developed several new marketing initiatives. He successfully developed and implemented a wide range of programs that rapidly increased revenues, market share, and profit margins. His strategies and programs resulted in a five-fold increase in lease originations.

Prior to that, Kimicata was senior vice president of the equipment finance division of The CIT Group, where he was responsible for a sales staff of more than 100 professionals and contributed more than $3 billion in new business originations. Kimicata also served as executive vice president of U.S. Technologies, leading product development and strategic marketing efforts. He has served as vice president of international operations for IPL Systems, Inc., senior vice president and chief marketing officer of Sun Data, Inc.

Kimicata has a Bachelor's of Science degree in Psychology and a Bachelor's of Arts degree in Economics from the University of Pittsburgh. Kimicata replaces James T. Quinn, as Chief Sales Officer.

ABOUT PBIZ

Private Business, Inc. (PBiz) is a leading provider of financial transaction processing solutions for community banks and retail inventory management solutions for small businesses. The Company is headquartered in Brentwood, Tennessee, and its common stock trades on The Nasdaq Stock Market under the symbol PBIZ.

Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the company is unable to predict or control, that may cause the company's actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including, without limitation, risks and uncertainties associated with the company's ability to achieve its growth plans. These risks and uncertainties are in addition to other factors detailed from time to time in the company's filings with the Securities and Exchange Commission. The company cautions investors that any forward-looking statements made by the company are not necessarily indicative of future performance. The company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.


                                     -END-